Exhibit 99.1

Tactical Air Defense Services Acquires Right to 10% Minority Interest in Tactical Air Support; Enters into Letter of Intent to Pursue Key Military Contract

Carson City, NV- July 28, 2011 - Tactical Air Defense Services, Inc. (OTCQB: TADF), an Aerospace/Defense Services contractor that offers tactical aviation services, aerial refueling, aircraft maintenance, and other Aerospace/Defense services to the United States and Foreign militaries and agencies, is pleased to announce that it has entered into a binding letter of intent (“LOI”) with Tactical Air Support, Inc. (“Tac-Air”) to pursue a multi-year Military Contract (the “Military Contract”) and has acquired the right to purchase ten percent (10%) of the outstanding equity of Tac-Air through the provision of $315,000 in corporate funding (the “Investment Funds”).

The Investment Funds provided by TADF will be used by Tac-Air to prepare and submit a bid that has been solicited to the U.S. Department of Defense to provide tactical aviation services and, if successful, be ready to execute the Military Contract.  Pursuant to the LOI, TADF and Tac-Air shall share 30/70 all future profits derived from the Military Contract. We believe that Tac-Air has the personnel to execute the Military Contract and that TADF has the resources to support the Military Contract and the related bidding process. If successful in being awarded all or part of the Military Contract, TADF believes that it can generate gross revenues of several million dollars for TADF and Tac-Air in the aggregate, per year, throughout the term of the Military Contract.

In addition, pursuant to the LOI and the underlying promissory note (the “Note”) governing the Investment Funds, TADF maintains the right to convert the Note into a ten percent (10%) ownership interest in Tac-Air’s existing common stock.

As disclosed in TADF’s previous filings with the United States Securities and Exchange Commission, the Parties previously entered into an Agreement and Plan of Merger (the “Merger”) related to the proposed merger between the Parties, however, the Merger had not closed prior to the termination period and the related agreement has since expired. In the event that TADF and Tac-Air close the Merger between the companies while the Military Contract is in operation, the combined financial benefit of the Note and ownership of the Military Contract shall inure to the combined entity.

Alexis C. Korybut, Chief Executive Officer of TADF, stated, “We are very pleased to have signed the LOI with Tac-Air to jointly pursue the Military Contract and to have provided the Investment Funds to acquire 10% of Tac-Air. We believe these transactions demonstrate the joint and continued commitment of both parties to working together towards a beneficial common goal. Should we be successful in winning the Military Contract, not only will we have acquired a steady and significant revenue stream, but we will have successfully positioned our combined companies to compete very effectively for additional contracts from both the U.S. and foreign militaries.”

Tac-Air, www.tacticalairsupport.com, is a highly regarded aerospace/defense services contractor founded by a group of former U.S. Navy, Marine, and Air Force Weapon’s School Instructors. Tac-Air has been awarded and is currently servicing multiple aerospace/defense contracts with the U.S. Department of Defense.

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Further information about TADF is available on our website: www.tads-usa.com.

Forward Looking Statement Disclosure

Statements contained herein that are not historical facts may be forward looking statements within the meaning of the Securities Act of 1933, as amended.  Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts, to procure future contracts, to acquire certain assets, or to finalize funding for the purchase of certain assets. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Investor Relations Contact:

Gerald N. Kieft

The WSR Group

(772) 219-7525

IR@theWSRgroup.com

www.theWSRgroup.com